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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 2-99473 of Merrill Lynch New York Municipal Bond Fund ("the Fund") of Merrill Lynch Multi-State Municipal Series Trust on Form N1-A of our report dated November 21, 2003 appearing in the September 30, 2003 Annual Report of the Fund, in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
January 23, 2004